EXHIBIT 8.1

Email jbodi@applebyglobal.com
	Energy XXI (Bermuda) Limited 22 Victoria Street Hamilton HM 12 Bermuda	Direct Dial 441.398.3240 Appleby Ref 130957.0011 April 1, 2014

Dear Sirs

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

Energy XXI (Bermuda) Limited (Company)

This opinion as to Bermuda law is addressed to you in connection with the and filing of a registration statement on Form S-4 (the “Registration Statement”), as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of common shares (“Common Shares”), par value $0.005 per share, to be issued pursuant to the Merger, as described in the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed in Schedule 1 to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

ASSUMPTIONS

In stating our opinion we have assumed:

1.    the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such Documentation submitted to us as certified, conformed, notarised or photostatic copies;

2.    that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.    the genuineness of all signatures on the Documents;

Appleby (Bermuda) Limited (the Legal
Practice) is a limited liability company
incorporated in Bermuda and
approved  and recognised under the
Bermuda Bar (Professional
Companies) Rules 2009. “Partner” is
a title referring to a director,
shareholder or an  employee of the
Legal Practice. A list of such persons can be obtained from your relationship partner.

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4.    the authority, capacity and power of each of the persons signing the Documents;

5.    that any factual statements made in any of the Documents are true, accurate and complete; and

6.    that when filed the Registration Statement will not differ in any material respect from the drafts which we have examined.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that the statements in the Registration Statement under the heading “Material Bermuda Tax Consequences” insofar as they purport to describe the provisions of the laws of Bermuda referred to therein, are accurate and correct in all material respects.

RESERVATIONS

We have the following reservations:

1.    We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.    Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

DISCLOSURE

This opinion is addressed to you in connection with the registration of Shares and the Debt Securities with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

Bermuda ¡ British ¡ Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

/s/ Appleby (Bermuda) Limited

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SCHEDULE 1

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the Company.

2.	A certified copy of the Foreign Exchange Letter, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

3.	A certified copy of the Tax Assurance, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

Bermuda ¡ British ¡ Virgin Islands ¡ Cayman Islands ¡ Guernsey ¡ Hong Kong ¡ Isle of Man ¡ Jersey ¡ London ¡ Mauritius ¡ Seychelles ¡ Shanghai ¡ Zurich

SCHEDULE 2

Underwriters/Purchasers

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